Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 11, 2009 (except for Note 1 and Note 16, as to which the date is November 18, 2009), with respect to the consolidated financial statements of i2 Technologies, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2008 as amended by Form 8-K on November 18, 2009 which is incorporated by reference in this Registration Statement. We have also issued our report dated March 11, 2009 with respect to internal control over financial reporting of i2 Technologies, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2008 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Dallas, Texas
November 19, 2009